DATE:	CONTACT:
September 18, 2008	Courtney Degener, Investor Relations Manager
213.271.1603
Laura Braden, Mercury Public Affairs
213.880.4636

Cadiz Announces Agreement with Arizona & California Railroad Company for New Water Pipeline

99-year lease agreement will provide Southern California with as much as
150,000 acre-feet/year of clean and reliable water.

LOS ANGELES – Cadiz Inc. (NASDAQ:CDZI) announced today the execution of a 99-year lease agreement with the Arizona & California Railroad Company (ARZC).  The agreement will allow Cadiz to utilize a portion of the railroad’s right-of-way for a conveyance pipeline as part of the Cadiz Valley Dry-Year Supply Project.

The Cadiz Valley Dry-Year Supply Project (Project) is a water storage and supply program, which will provide Southern California with as much as 150,000 acre-feet/year (49 billion gallons) of clean and reliable water during years of droughts, emergencies, or other periods of urgent need by utilizing the aquifer system that underlies Cadiz’s 35,000-acre landholding in the Cadiz and Fenner valleys of eastern San Bernardino County.  Historically, such dry periods occur in approximately three out of every ten years. In any given dry year, this water would be enough to serve more than 1.2 million people.

This past August, the Metropolitan Water District of Southern California (MWD) announced that it may implement mandatory rationing in 2009 since it does not have enough water to meet demand.  Furthermore, state water agencies will receive only 35% of their normal water allocations for 2008 – down from 60% in 2007 – and they expect to only receive between 10% & 20% in 2009.

“Southern California is facing chronic water shortages,” said Richard Stoddard, CEO of Cadiz Real Estate LLC.  “The Cadiz Project is an innovative and environmentally responsible way to help meet the region’s need for new water supplies and more water storage.”

As part of the agreement with ARZC, Cadiz now has the right to construct an underground pipeline within the railroad right-of-way to connect the Project area to the Colorado River Aqueduct (CRA) rather crossing U.S. Bureau of Land Management (BLM) lands, as was considered in earlier iterations of the Project. Although this alignment is significantly more costly, it is considered to be more environmentally friendly than routes that would have crossed federal lands because the railroad right-of-way is already active and disturbed.

“We are excited to hear about this new alternative pipeline alignment that would enable the Cadiz Project to deliver water to Southern California,” said Fern Steiner, Chairwoman of the San Diego County Water Authority.  “Given the current water crisis affecting the entire region, San Diego County Water Authority is interested in exploring all possible supply opportunities including projects like the Cadiz Project which could accelerate the delivery of much needed supplies to the region.”

“In the ensuing years, the Southern California region has need of projects like Cadiz to responsibly and efficiently meet an unprecedented demand for “new” water supplies.  Along with increased recycled water and desalination, the Cadiz Project presents an important alternative that can add to the region's water supply reliability,” said Floyd Wicks, CEO of American States Water, whose subsidiary, Golden State Water Company, provides retail water service to more than a million Californians. “We are pleased with the news that the Project has advanced to the point which may yield an alternative that could quickly deliver these supplies to the region.”

Construction of the Project facilities could begin as soon as the environmental review for the Project is completed.  It is now anticipated that the County of San Bernardino will serve as California Environmental Quality Act (CEQA) lead agency and that it will oversee a comprehensive Groundwater Monitoring and Management Plan for the Project.  Cadiz is currently engaged in discussions with a group of public water providers interested in participating in the Project.

“I look forward to the County playing the lead role on the Groundwater Monitoring and Management Plan and in helping to implement this important project,” said San Bernardino County Supervisor Brad Mitzelfelt.  Supervisor Mitzelfelt’s District is the largest in San Bernardino County and includes the Cadiz Project area.

The Groundwater Monitoring and Management Plan will be similar to one previously authored by San Bernardino County, the U.S. Geological Survey, National Park Service, BLM, and MWD in 2001.

This Plan was originally designed to alleviate concerns raised by Senator Dianne Feinstein (D-CA), and it will maintain those principle objectives: protect the desert environment in and surrounding the Project area, ensure groundwater quality, and maintain the long-term yield and storage capacity of the aquifer system.

Information on the Aquifer System
The aquifer system that underlies the Project area has the ability to provide both a new supply of indigenous groundwater and to store approximately 1 million acre-feet of Colorado River water that could be imported from the CRA in “wet” years.  This stored water and indigenous groundwater could be delivered to the CRA in “dry” years for distribution to participating water providers throughout Southern California.  The aquifer system is recharged by precipitation (both rainfall and snow melt) that occurs within a regional watershed of 1,300 square miles.  For this reason, any transfers of indigenous groundwater will be naturally replenished over time.

History of the Project
The Cadiz Project has been a decade-long effort to bring a new, clean and reliable water supply to Southern California.  Cadiz’s original partner, MWD, together with the BLM prepared a Final Environmental Impact Report/ Environmental Impact Statement (FEIR/ FEIS) for the Project in 2001.   The FEIS for the Project, including a right-of-way for the conveyance pipeline, was approved by the US Department of the Interior (DOI) in a highly supportive Record of Decision issued in August 2002:

“By providing storage of surplus Colorado River water, and the export of indigenous groundwater under specified conditions, the Cadiz Project will help ensure needed dry-year water supply reliability and will assist California in efficiently managing its water supplies.  Future water supply needs in Metropolitan's Southern California service area, without implementation of the Cadiz Project, would substantially exceed demands by the year 2020.  The public benefits of the Cadiz Project are compelling reasons for the Department of the Interior to cooperate to the greatest extent possible in assisting California in meeting its water supply goals.”

However, MWD refused to accept the right-of-way offered by the DOI and decided not to proceed with the Project in October 2002.  MWD is currently facing unprecedented water shortages, which would have been significantly mitigated by implementation of the Cadiz Project in 2002.

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Founded in 1983, Cadiz Inc. is a publicly held land and water resource development firm.  The Company owns more than 45,000 acres of land with substantial water resources in eastern San Bernardino County, California.  Further information on the Company can be obtained by visiting our corporate web site at www.cadizinc.com.

This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.